Exhibit 21.1 -       Subsidiaries of Registrant

          Name                                     State of Incorporation
          ----                                     ----------------------

          Guaranty National Insurance Company          Colorado
          Landmark American Insurance Company          Oklahoma
          Auto Insurance Centers, Incorporated         Nevada
          Intercon General Agency, Inc.                Texas
          Colorado Casualty Insurance Company          Colorado
          Peak Property & Casualty Insurance
            Corporation                                Colorado
          Guaranty National Insurance Company of
            California                                 California
          Viking Insurance Holdings, Inc.              Delaware
          Viking Insurance Company of Wisconsin        Wisconsin
          Viking General Agency, Inc.                  Texas
          Guaranty National Warranty Services          Colorado